Exhibit 99.1

FOR IMMEDIATE RELEASE

December 5, 2011

The Carlyle Group and Hellman & Friedman Complete Acquisition of PPD

WILMINGTON, NC – Pharmaceutical Product Development, Inc. today announced the completion of its acquisition by affiliates of The Carlyle Group and affiliates of Hellman & Friedman in an all-cash transaction valued at approximately $3.9 billion.

As previously announced, the transaction was approved by PPD shareholders at a special meeting of shareholders held November 30, 2011. Pursuant to the terms of the merger agreement, PPD’s shareholders are entitled to receive $33.25 in cash, without interest, less any applicable withholding taxes, for each share of PPD common stock owned by them. As a result of the merger, PPD’s common stock will no longer be listed for trading on NASDAQ.

Shareholders of record will receive a letter of transmittal and instructions on how to surrender their shares of PPD common stock in exchange for the merger consideration. Shareholders of record should wait to receive the letter of transmittal before surrendering their shares.

Morgan Stanley & Co. LLC served as financial advisor, and Lazard provided a fairness opinion, to the board of directors of PPD in connection with the transaction. Wyrick Robbins Yates & Ponton LLP and Skadden, Arps, Slate, Meagher & Flom LLP served as legal advisors to PPD in connection with the transaction. Latham & Watkins LLP, Simpson Thacher & Bartlett LLP and Covington & Burling LLP served as legal counsel, and Credit Suisse served as financial advisor, to Carlyle and Hellman & Friedman in connection with the transaction.

About PPD

PPD is a leading global contract research organization providing drug discovery, development and lifecycle management services. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 44 countries and more than 11,000 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help clients and partners accelerate the delivery of safe and effective therapeutics and maximize the returns on their R&D investments. For more information, visit www.ppdi.com.

About The Carlyle Group

The Carlyle Group is a global alternative asset manager with over $153 billion of assets under management across 86 funds and 49 fund of fund vehicles as of June 30, 2011. The Carlyle Group invests across four segments – Corporate Private Equity, Real Assets, Global Market Strategies and Fund of Funds Solutions – in Africa, Asia, Australia, Europe, the Middle East, North America and South America. The Carlyle Group’s Corporate Private Equity business has developed particular industry expertise in aerospace, defense & government services, consumer & retail, energy, financial services, healthcare, industrial, technology & business services, telecommunications & media and transportation. The Carlyle Group employs more than 1,100 people in 34 offices across six continents. www.carlyle.com

About Hellman & Friedman

Hellman & Friedman LLC is a leading private equity investment firm with offices in San Francisco, New York and London. Since its founding in 1984, Hellman & Friedman has raised and, through its affiliated funds, managed over $25 billion of committed capital. The firm focuses on investing in superior business franchises and serving as a value-added partner to management in select industries including healthcare, business & marketing services, software, financial services, internet & digital media, insurance, media and energy & industrials. For more information on Hellman & Friedman, visit www.hf.com.

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Contacts

For PPD:

Analysts/Investors

Luke Heagle

+1 910 558 7585

luke.heagle@ppdi.com

Media

Elizabeth Kuronen

+1 910 558 7785

elizabeth.kuronen@ppdi.com

For Carlyle:

Chris Ullman

+1 202 729 5385

chris.ullman@carlyle.com

For Hellman & Friedman:

Mary Beth Grover / Kelly Smith

+1 212 371 5999

mbg@abmac.com / kas@abmac.com

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based and could cause actual results to differ materially from the forward-looking statements. Other important factors which could cause future results to differ materially include the following: risks that PPD might lose customers and/or employees as a result of the merger; overall global economic conditions; economic conditions in the pharmaceutical, biotechnology and government-sponsored research sectors; research and development spending in the pharmaceutical, biotechnology and government-sponsored research sectors; outsourcing trends in the pharmaceutical, biotechnology and government-sponsored research sectors; consolidation in pharmaceutical and biotechnology industries; competition in the outsourcing industry; PPD’s ability to win new business; loss, delay or modification of large contracts; higher-than-expected cancellation rates; the rate of conversion of backlog into revenue; actual operating performance; fluctuations in currency exchange rates; the ability to attract, integrate and retain key personnel; and risks associated with and dependence on strategic relationships. These and other PPD risk factors are set forth in more detail from time to time in our SEC filings, copies of which are available free of charge upon request from PPD’s investor relations department. PPD assumes no obligation and expressly disclaims any duty to update these forward-looking statements in the future, except as required by applicable law. These forward-looking statements should not be relied upon as representing PPD’s estimates or views as of any date subsequent to the date hereof.